UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2016

 Array BioPharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16633	84-1460811
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Walnut Street, Boulder, Colorado 80301

(Address of principal executive offices, including Zip Code)

(303) 381-6600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Array BioPharma,” “Array,” “we,” “us” and “our” refer to Array BioPharma Inc., unless the context otherwise provides.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2016, Array BioPharma announced the appointment of Jason Haddock as Chief Financial Officer of Array BioPharma, whose employment with Array will commence on July 28, 2016. David Horin, who was appointed as Array’s interim Chief Financial Officer on November 19, 2015, resigned as Chief Financial Officer effective July 28, 2016 as a result of Mr. Haddock’s appointment. Mr. Horin will continue to provide services to Array on a consulting basis and will continue to serve as Array’s principal accounting officer until the filing of Array’s annual report on Form 10-K with the Securities and Exchange Commission.

Prior to joining Array, Mr. Haddock was the Chief Financial Officer and Chief Operations Officer of BERG Health, a Boston-based biopharmaceutical company, since June, 2015. Prior to joining BERG, Mr. Haddock was at Bristol-Myers Squibb for over 13 years in a variety of accounting, planning, commercial, analytical and business development capacities. He has also served as COO and CFO for high-growth business units across the globe. Mr. Haddock earned his undergraduate degree in accounting from Illinois State University and is a Certified Management Accountant. He holds an MBA from Washington University in St. Louis where he completed the Executive Program.

Pursuant to the terms of an employment agreement entered into between Mr. Haddock and Array effective July 28, 2016, Mr. Haddock will receive an initial annual base salary of $370,000, subject to periodic adjustment agreed to by Mr. Haddock and Array. Mr. Haddock will also be entitled to receive a performance bonus for each fiscal year beginning in fiscal 2017 based on Array’s performance against criteria established by the Compensation Committee of the Board of Directors under Array’s annual Performance Bonus Plan. Mr. Haddock’s performance bonus is targeted at 40% of his then effective base salary. Array will also reimburse Mr. Haddock for his relocation expenses incurred in connection with moving him and his family to the Boulder, Colorado area from Hopkinton, Massachusetts, in accordance with Array’s standard relocation policies. Until Mr. Haddock relocates to the Boulder, Colorado area, Array will reimburse him for travel costs to commute to his primary residence in Massachusetts in accordance with Array’s travel policies and for up to 60 days of temporary housing and a vehicle for use during time spent in Boulder on company business. Mr. Haddock will be entitled to participate in Array’s standard health and fringe benefits available to employees generally.

Array has also agreed to grant Mr. Haddock stock options to purchase 575,000 shares of Array’s common stock. The options will vest in four equal annual installments commencing July 28, 2017 and be subject to the other terms of Array’s Amended and Restated Stock Option and Incentive Plan and Array’s form Stock Option Agreement to be entered into between Array and Mr. Haddock. In addition, any unvested options scheduled to vest in the year of a termination of Mr. Haddock’s employment agreement will vest if the termination is (i) by Array without cause, (ii) as a result of Mr. Haddock’s disability or (iii) by Mr. Haddock for certain events that constitute “Good Reason” under the employment agreement. In addition, if Mr. Haddock’s employment agreement is terminated by Array without cause within three months prior to or 12 months following a change in control of Array, all unvested options will immediately vest. If Mr. Haddock’s employment terminates as a result of his death, all outstanding options will vest in full upon his death.

Mr. Haddock will also be entitled to receive severance equal to one year of his then current base salary if the employment agreement is terminated (i) by Array without cause, (ii) as a result of Mr. Haddock’s disability or (iii) by Mr. Haddock for certain events that constitute “Good Reason” under the employment agreement. The severance payment, and related option acceleration provisions described above, is conditioned upon Mr. Haddock executing a satisfactory release in favor of Array and his continued compliance with the terms of his Noncompete Agreement and Confidentiality and Inventions Agreement with Array.

Mr. Haddock’s employment agreement has a term of two years commencing July 28, 2016 and will thereafter renew automatically for additional one-year terms unless either party gives notice to the other party of its or his intent not to renew the agreement within 60 days of expiration of the then effective term.

Mr. Haddock also entered into a Noncompete Agreement with Array pursuant to which, during his employment and for a 12-month period after termination of his employment for any reason, he has agreed not to engage in certain competing activities within a 50 mile radius of any area where Array is doing business at the time of such termination and not to solicit Array’s employees or customers. Mr. Haddock also entered into Array’s standard Confidentiality and Inventions Agreement.

The foregoing description of the material terms of Mr. Haddock’s employment agreement is qualified in its entirety by the terms of the employment agreement, which will be filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended June 30, 2016. A copy of the press release announcing Mr. Haddock’s appointment is attached as an exhibit to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release announcing appointment of Jason Haddock as Chief Financial Officer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2016	Array BioPharma Inc.

	By:	/s/ Ron Squarer
Ron Squarer
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release announcing appointment of Jason Haddock as Chief Financial Officer